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                                                                    Exhibit 10.3

                             EMPLOYMENT AGREEMENT


  This Employment Agreement (the "Agreement") between Cotelligent, Inc. ("Cotelligent"), a Delaware corporation, and Howard Warner ('Employee") is hereby entered into and effective as of April 1, 2000 (the "Effective Date"). This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Cotelligent and Employee.

                                R E C I T A L S

The following statements are true and correct:

  Cotelligent and its operating subsidiaries are engaged primarily in the business of providing information technology consulting services. References herein to "Cotelligent" are intended to include Cotelligent and its operating subsidiaries, as may be applicable in the circumstances.

  Employee will be employed hereunder by Cotelligent in a confidential relationship wherein Employee, in the course of his employment with Cotelligent, will become familiar with and aware of information as to Cotelligent's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by Cotelligent, and future plans with respect thereto, all of which will be established and maintained at great expense to Cotelligent; this information is a trade secret and constitutes the valuable good will of Cotelligent.

  Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:


                              A G R E E M E N T S

     1.  Employment and Duties.

     (a) Cotelligent hereby employs Employee as Vice President, Professional Services. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a Vice President, Professional Services and will report directly to the President and Chief Executive Officer, or such other senior executive as the President and Chief Executive Officer may appoint. Additional or different duties, titles or positions, however, may be assigned to Employee or may be taken from Employee from time to time by the President, provided that any such changes are consistent and compatible with Employee's experience, background and managerial skills and any new position is of equal or higher level. Employee hereby accepts this employment upon the terms and conditions herein contained
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and, subject to paragraph 1(c) agrees to devote his time, attention and efforts to promote and further the business of Cotelligent.

     (b) Employee shall faithfully adhere to, execute and fulfill all lawful policies established by Cotelligent.

     (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

     2. Compensation. For all services rendered by Employee, Cotelligent shall compensate Employee as follows:

     (a) Base Salary. Beginning on the Effective Date, the base salary payable to Employee shall be $250,000 (two hundred and fifty thousand dollars) per year, payable on a regular basis in accordance with Cotelligent's standard payroll procedures but not less than monthly.

     (b) Incentive Bonus Plan. Employee shall be eligible to receive an annual bonus at the discretion of the Cotelligent Compensation Committee.

     (c) Stock Options. Cotelligent has granted Employee a nonqualified option to purchase 25,000 shares of the Company with an exercise price equal to 100% of the fair market value of the underlying stock on the date of grant which shall vest 25% a year beginning on the first anniversary of the date of grant.

     (d) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from Cotelligent in such form and to such extent as specified below:

          (1) Participation for Employee in coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that Cotelligent may have in effect from time to time, benefits provided to Employee under this clause (1) to be at least equal to such benefits provided to Cotelligent executives.

          (2) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services

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               pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with Cotelligent's expense reporting policy.

          (3) Three (3) weeks paid vacation for each year (pro-rated for any partial year).

          (4) Cotelligent shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Cotelligent-wide employee benefits as available from time to time.

     3.  Non-Competition Agreement.

     (a) Employee will not, during the period of his employment by or with Cotelligent, and for a period of two (2) years immediately following the termination of his employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with Cotelligent (including its subsidiaries), within 100 miles of where Cotelligent or where any of its subsidiaries conducts business (the "Territory");

          (ii) call upon any person who is, at that time, within the Territory, an employee of Cotelligent (including its subsidiaries) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Cotelligent (including its subsidiaries), provided that Employee shall be permitted to call upon and hire any member of his or her immediate family;

          (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Cotelligent (including its subsidiaries) within the Territory for the purpose of soliciting or selling products or services in direct competition with Cotelligent (including its subsidiaries) within the Territory; or

          (iv) call upon any prospective acquisition candidate, on Employee's own

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     behalf or on behalf of any competitor in the computer consulting and contract programming business, which candidate was either called upon by Cotelligent (includes its subsidiaries) or for which Cotelligent (including its subsidiaries) made an acquisition analysis, for the purpose of acquiring such entity.

          (v) disclose customers, whether in existence or proposed, of Cotelligent (including its subsidiaries) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that Cotelligent (including its subsidiaries) has in the past disclosed such information to the public for valid business reasons.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

     (b) Because of the difficulty of measuring economic losses to Cotelligent (including its subsidiaries) as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Cotelligent (including its subsidiaries) for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by Cotelligent (including its subsidiaries) in the event of breach by him, by injunctions and restraining orders.

     (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Employee in light of the activities and business of Cotelligent (including its subsidiaries) on the date of the execution of this Agreement and the current plans of Cotelligent; but it is also the intent of Cotelligent and Employee that such covenants be construed and enforced in accordance with the changing activities and business of Cotelligent throughout the term of this covenant. For example, if, during the term of this Agreement, Cotelligent (including its subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Employee will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its operating location(s) through the term of this covenant.

     It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with Cotelligent (including its subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this paragraph 3, and in any event such new business, activities or location are not in violation of

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this paragraph 3 or of Employee's obligations under this paragraph 3, if any,
Employee shall not be chargeable with a violation of this paragraph 3 if Cotelligent (including its subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

     (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     (e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Cotelligent (including its subsidiaries), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Cotelligent (including its subsidiaries) of such covenants. It is specifically agreed that the period of two (2) years stated at the beginning of this paragraph 3, during which the agreements and covenants of Employee made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this paragraph 3.

     (f) Employee shall not be deemed in violation of this paragraph 3 if he becomes employed by the transferee entity in a "Divestiture" as defined in paragraph 4(b) hereof.

     4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Effective Date and continue on an at-will basis. This Agreement and Employee's employment may be terminated in any one of the followings ways:

     (a) With Good Cause. Cotelligent may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's negligence in the performance or intentional nonperformance (continuing for ten
(10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (3) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of Cotelligent (including its subsidiaries); (4) Employee's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

(b) Without Good Cause. Employee will be entitled to a lump sum payment equal to one (1) times the Employee's annual rate of base salary, as in effect on the date of employment termination, if he is terminated without good cause or quits with "good reason". In addition,

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     any and all stock options which shall have been granted to Employee by
     Cotelligent shall immediately vest without further action by Employee and notwithstanding the terms of any such option grant. "Good Reason" means Employee's position or duties have been materially diminished (excluding a change in reporting relationship contemplated by paragraph 1(a)), his Base Salary has been reduced or he is required to relocate outside of the Bay Area. Notwithstanding the foregoing, Employee will not be entitled to severance if he is terminated without good cause on or within the 45 days preceding of the closing date of Cotelligent's transfer of all or a significant portion of the stock or assets of Cotelligent's Professional Services Division to a third party by merger, consolidation, acquisition, sale, sale of securities or assets, exchange of assets, joint venture or any other business combination transaction ("Divestiture").

(c) Voluntary Termination. At any time after the Effective Date, Employee may terminate this Agreement effective thirty (30) days after written notice is provided to Cotelligent. If Employee resigns or otherwise terminates his employment without cause pursuant to this paragraph 4(c), Employee shall receive no severance compensation.

     5. Return of Company Property. All records, designs, patents, business plans, financial statements, financial records, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of Cotelligent (including its subsidiaries) or their representatives, vendors or customers which pertain to the business of Cotelligent (including its subsidiaries) shall be and remain the property of Cotelligent (including its subsidiaries) and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Cotelligent (including its subsidiaries) which is collected by Employee shall be delivered promptly to Cotelligent without request by it upon termination of Employee's employment.

     6. Inventions. Employee shall disclose promptly to Cotelligent any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one
(1) year thereafter, and which are directly related to the business or activities of Cotelligent and which Employee conceives as a result of his employment by Cotelligent. Employee hereby assigns and agrees to assign all his interests therein to Cotelligent or its nominee. Whenever requested to do so by Cotelligent, Employee shall execute any and all applications, assignments or other instruments that Cotelligent shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Cotelligent's interest therein.

     7. Trade Secrets. Employee agrees that he will not, during or after the term of this Agreement with Cotelligent, disclose the specific terms of Cotelligent's relationships or agreements with its significant vendors or customers or any other significant and material trade

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secret of Cotelligent, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever other than as required by law or to attorneys or accountants or other agents of the Company.

     8. No Prior Agreements. Employee hereby represents and warrants to Cotelligent that the execution of this Agreement by Employee and his employment by Cotelligent and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify Cotelligent for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Cotelligent based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

     9. Assignment; Binding Effect. Employee understands that he has been selected for employment by Cotelligent on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.


     10. Complete Agreement. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with Cotelligent or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the employment agreement between Cotelligent and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Cotelligent and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     11. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

     To Cotelligent:     Cotelligent, Inc.
                         101 California Street, Suite 2050
                         San Francisco, California  94111
                         Attention:  General Counsel

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     To Employee:        Mr. Howard Warner
                         19 Via Hermosa
                         Orinda, CA  94563


Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 10.

     11. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     12. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a 1 arbitrator in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without good cause or quit with good reason and is entitled to severance, as provided in paragraph 3(b) or that Cotelligent has otherwise materially breached this Agreement. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Cotelligent.

     13. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of California.

     14.  Counterparts.  This Agreement may be executed simultaneously in two
(2) or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              COTELLIGENT, INC.


                              By: _________________________________

                              Its:_________________________________



                              EMPLOYEE:


                              By: _________________________________
                                     Howard Warner

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